EXHIBIT 11

                 Statement re: Computation of Per Share Earnings
                    (In thousands, except Earnings per Share)

                                           Three Months Ended
                                      September 30,      September 30,
                                           1998               1997
                                      -------------      -------------
Net income                                $ 244              $ 328
Average Shares Outstanding                2,312              1,479
Basic Earnings Per Share                  $0.11              $0.22

                                             Nine Months Ended
                                      September 30,      September 30,
                                           1998               1997
                                      -------------      -------------
Net Income                                $ 798              $ 992
Average Shares Outstanding                2,321              1,479
Diluted Earnings Per Share                $0.34              $0.67

(1) includes the dilutive effect of 8,344 incentive stock options.